Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement") is effective the 1st day of July, 2016 between Thomas D. O'Malley ("Consultant") and PBF Investments LLC ("Company") in accordance with the following terms and conditions.

1.            Services.  Consultant shall perform consulting services ("Services") related to executive consultation with respect to strategic, operational, business and financial matters and any Services incident to any of the above and any other Service reasonably required or requested by the Company from time to time during the term of this Agreement and reasonably agreed to by Consultant; provided, however, that in no event will the Company require, nor will Consultant perform, a level of services during the term of this Agreement that would result in the Company not being treated as experiencing a "separation from service" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) on June 30, 2016.  Consultant will report to the Company's Chief Executive Officer.  The schedule of the performance of the Services shall be as reasonably agreed by Consultant and the Company.  The Company shall maintain its W. Palm Beach, FL office and the services of current office manager, Narda Rivera, for use by Consultant through May 2019.

2.            Fees.  Consultant's compensation for the Services shall be $1,000,000 annually, payable without regard to actual time spent by Consultant on Company matters.  Such compensation is inclusive of all taxes, wages, costs of any type and profit that are incidental to Consultant's performance of the Services unless applicable law specifically provides for direct payment by the Company.  Consultant shall be reimbursed for direct out of pocket costs, without markup, that are incurred to third party vendors for goods and services necessary for Consultant to perform the Services.  Consultant shall be reimbursed for direct out of pocket costs, without markup, for airfare while traveling for the Company.  Reimbursement for air travel shall be at first class rates for US domestic and international travel.  Consultant shall be reimbursed for all other reasonable and customary travel expenses actually incurred in the performance of the Services for the Company.  In the event Consultant uses his private aircraft, the Company will pay an amount equivalent to the fees above.

3.            Term.  This Agreement shall be in effect from July 1, 2016 to December 31, 2018.

4.            Billing.  During the performance of the Services, Consultant shall be paid quarterly in arrears, and shall submit a statement for fees and expenses incurred hereunder for Services performed during the quarter to the Company at the following address: PBF Holding Company LLC, 1 Sylvan Way, 2nd floor, Parsippany, NJ 07054-3887, Attention: CEO.  The statement shall refer to this Agreement, describe the services performed and the time incurred and shall include a copy of receipted vendors' invoices or other supporting detail for authorized reimbursable charges, if any.  The Company shall pay the amount due which is not in dispute within thirty (30) days of receipt of the statement and supporting documents.

5.            Confidential Information.  During the performance of work under this Agreement, it may be necessary for the Company to make available to Consultant confidential information.  Consultant agrees to use all such information solely for the performance of work under this Agreement and to hold all such information in confidence and not to disclose same to any third party without the prior written consent of the Company.  Likewise, Consultant agrees that all information developed in connection with the work under this Agreement shall be used solely for the performance of work under this Agreement and shall be held in confidence and not disclosed to any third party without the prior written consent of the Company.  Consultant agrees to sign a separate Confidentiality Agreement(s) with the Company if reasonably requested related to the Services.

6.            Limitation of Liability.  The Company shall waive any claim against Consultant, his heirs, successors and representatives, from and against any and all loss, damage, injury, liability and claims thereof (including for injury to or death of an employee of the Company) or for loss of or damage to the Company's property, resulting from Consultant's performance of this Agreement, whether or not Consultant was or is claimed to be concurrently or contributorily negligent, and regardless of whether liability without fault is imposed or sought to be imposed on the Company.  Consultant shall waive any claim against the Company, its parent, subsidiaries and affiliates and the agents and employees of any of them, from and against any and all loss, damage, injury, liability and claims thereof for injury to or death of Consultant (including an employee of Consultant) or for loss of or damage to Consultant's property, resulting from the Company's performance of this Agreement, whether or not the Company was or is claimed to be concurrently or contributorily negligent, and regardless of whether liability without fault is imposed or sought to be imposed on the Consultant.  To the extent permitted by applicable law, any statutory remedies inconsistent with these terms are waived by the Company and Consultant.  Neither the Company nor Consultant, nor their respective officers, directors, employees, consultants, or agents, shall be liable hereunder to the other in any action or claim for consequential, punitive, or special damages including, but not limited to loss of profit, loss of use, and loss of revenue.  To the extent permitted by applicable law, any statutory remedies inconsistent with these terms are waived by the Company and Consultant.

7.            Independent Contractor.  In performance of this Agreement, Consultant is an independent contractor and nothing in this Agreement or any other communication on this subject shall in any way imply that Consultant is an employee, agent, or representative of the Company.  Consultant is not authorized to make decisions for the Company or bind the Company or any of its affiliates.  Although the Company will specify the general nature of the Services and the goals to be met, the details of performing the Services and meeting the goals shall be determined by Consultant in Consultant's sole discretion.  The Company shall have the right to inspect and observe the performance of Services at all reasonable times.  As a result of this Agreement, Consultant will not be eligible to participate in any employee benefit plans or programs which the Company maintains or to which the Company makes contributions.  As a result of this Agreement, Consultant will not be entitled to any benefits from any employee benefit plans which the Company maintains.  No Social Security nor unemployment insurance taxes are payable by the Company on behalf of Consultant under this Agreement.  Consultant agrees to pay on a timely basis all taxes due in respect to payments under this Agreement.  This section shall survive the expiration, termination, or cancellation of this Agreement.

8.            Non-Compete.  Consultant agrees that the Non-Compete Period provided for in Consultant's prior Third Amended and Restated Employment Agreement dated September 8, 2015 with PBF Investments LLC shall be extended to continue through the term of this Agreement and for a period of 30 days from the termination of this Agreement.

9.            Miscellaneous.

(a)             This Agreement shall be governed by the laws of the state of New York, without regard to conflicts of law principles thereof.

(b)             This Agreement constitutes the entire agreement of the parties concerning the Services and may only be amended by a writing signed by both parties.

(c)             If any provision hereof is found to be illegal, invalid, or unenforceable for any reason, such finding shall not affect the other provisions hereof.

(d)             The waiver by one party of any breach or default hereunder by the other party shall not operate or be construed as a waiver by that party of any other or subsequent breach or default.

(e)            This Agreement may be assigned by Consultant to an entity solely owned by him upon notice to the Company and without the prior written consent of the Company.  Upon such assignment, all payments hereunder shall be made to such entity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their respective duly authorized representatives as set forth below.

Consultant		Company

By:	/s/ Thomas D. O'Malley	By:	/s/ Thomas Nimbley
	Thomas D. O'Malley		Name:	Thomas J. Nimbley
			Title:	Chief Executive Officer